EXHIBIT 5

Tel-Aviv, April 19, 2016

Gilat Satellite Networks Ltd.
Gilat House
21 Yegia Kapayim Street
Kirat Arye
Petah Tikva 4913020, Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on behalf of Gilat Satellite Networks Ltd., a company organized under the laws of the State of Israel (the “Company”), relating to 530,000 of the Company’s Ordinary Shares, par value NIS 0.20 per share (the “Shares”), issuable under the Company’s 2008 Share Incentive Plan, as amended (the “Plan”).

As Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.  Upon the basis of such examination, we are of the opinion that, the Shares, when issued and sold pursuant to the terms of the Plan and the grants thereunder, will be legally and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Naschitz, Brandes, Amir & Co., Advocates Naschitz, Brandes, Amir & Co., Advocates